Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Strong Fourth Quarter and Full Year 2012 Financial Results

Elkridge, MD. February 26, 2013. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2012.

Overview of Fourth Quarter 2012 Results:

•	Revenue of $106.0 million for fourth quarter of 2012, up $12.1 million or 13% compared to $93.9 million for fourth quarter of 2011
•	Operating income of $10.2 million for fourth quarter of 2012, up $2.0 million or 24% compared to $8.2 million for fourth quarter of 2011
•	EBITDA of $12.4 million, up $2.1 million or 21% for fourth quarter of 2012 compared to $10.3 million for fourth quarter of 2011
•	Cash flow from operations of $8.3 million for fourth quarter of 2012, up $2.7 million or 47% compared to $5.6 million for fourth quarter of 2011

The Company’s revenue increased 13% or $12.1 million during the fourth quarter of 2012 compared to the fourth quarter of 2011. The revenue growth was driven by previously completed acquisitions combined with strong organic growth. The Learning Solutions, Sandy Training & Marketing and Energy Services segments achieved double-digit organic revenue growth during the fourth quarter of 2012 compared to the fourth quarter of 2011 due to increased training services for several new and existing customers. Operating income increased 24% or $2.0 million during the fourth quarter of 2012 primarily due to a $3.2 million increase in gross profit which was largely attributable to organic revenue growth. Net income was $6.1 million, or $0.32 per diluted share, for the fourth quarter of 2012 compared to $5.9 million, or $0.31 per diluted share, for the fourth quarter of 2011. The fourth quarter 2011 results include a $0.9 million, or $0.05 per share, income tax benefit due to the reduction of a tax liability. Excluding this item, diluted earnings per share increased $0.06 during the fourth quarter of 2012 compared to the fourth quarter of 2011.

The Company achieved record revenue of $401.6 million for the year ended December 31, 2012, resulting in a 21% overall increase and 10% organic growth over 2011. Operating income increased 28% or $7.7 million in 2012 to $35.7 million for the year ended December 31, 2012. Net income was $22.7 million, or $1.18 per diluted share, for the year ended December 31, 2012 compared to $17.9 million, or $0.94 per diluted share, for the year ended December 31, 2011.

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“GP Strategies achieved record results for 2012, with strong organic growth and contributions from acquired businesses continuing in the fourth quarter,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “Our free cash flow of approximately $22.8 million in 2012 enabled us to continue to make strategic acquisitions while maintaining a strong balance sheet. By our acquisition of BlessingWhite, we strengthened our ability to deliver comprehensive leadership and professional development services to customers on a global basis. We anticipate continued investment in our global platform in 2013.”

Balance Sheet and Cash Flow Highlights

As of December 31, 2012, the Company had cash and cash equivalents of $7.8 million compared to $4.2 million as of December 31, 2011. The Company had no short-term borrowings or long-term debt outstanding and had $50 million of available borrowings under its line of credit as of December 31, 2012. Cash provided by operating activities was $25.3 million for the year ended December 31, 2012 compared to $16.2 million for the year ended December 31, 2011. During the quarter and year ended December 31, 2012, the Company repurchased 127,000 and 180,000 shares, respectively, of its common stock in the open market for approximately $2.5 million and $3.4 million, respectively, in cash.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on February 26, 2013. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-750-5849 or 212-231-2919, using conference ID number 21650133. A telephone replay of the call will also be available beginning at 12:00 p.m. on February 26th, until 12:00 p.m. on March 12th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21650133.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies

GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

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Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenue	$105,985	$93,892	$401,572	$333,167
Cost of revenue	86,560	77,626	329,601	276,533
Gross profit	19,425	16,266	71,971	56,634
Selling, general and administrative expenses	9,280	8,037	35,500	30,249
Gain on reversal of deferred rent liability	-	-	-	1,041
Gain (loss) on change in fair value of contingent consideration, net	74	11	(789)	517
Operating income	10,219	8,240	35,682	27,943
Interest expense	94	60	269	209
Other income	127	159	389	657
Income before income tax expense	10,252	8,339	35,802	28,391
Income tax expense	4,115	2,399	13,114	10,531
Net income	$6,137	$5,940	$22,688	$17,860

Basic weighted average shares outstanding	19,083	18,778	18,956	18,766
Diluted weighted average shares outstanding	19,333	19,050	19,275	19,010

Per common share data:
Basic earnings per share	$0.32	$0.32	$1.20	$0.95
Diluted earnings per share	$0.32	$0.31	$1.18	$0.94

Other data:
EBITDA (1)	$12,397	$10,257	$44,042	$34,787

(1)	The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2012	2011	2012	2011
Revenue by segment:
Learning Solutions	$46,119	$35,729	$161,455	$130,392
Professional & Technical Services	19,953	23,755	87,844	85,285
Sandy Training & Marketing	19,160	15,303	70,243	54,604
Performance Readiness Solutions (2)	12,984	13,183	55,794	40,079
Energy Services	7,769	5,922	26,236	22,807
Total revenue	$105,985	$93,892	$401,572	$333,167

Gross profit by segment:
Learning Solutions	$8,902	$6,628	$31,355	$22,325
Professional & Technical Services	3,158	3,874	13,194	14,279
Sandy Training & Marketing	3,172	2,545	10,954	8,116
Performance Readiness Solutions (2)	1,724	1,198	7,762	4,662
Energy Services	2,469	2,021	8,706	7,252
Total gross profit	$19,425	$16,266	$71,971	$56,634

Operating income by segment:
Learning Solutions	$4,538	$3,391	$16,487	$9,700
Professional & Technical Services	1,536	2,044	5,717	7,526
Sandy Training & Marketing	1,611	1,213	4,897	3,018
Performance Readiness Solutions (2)	541	(51)	2,548	601
Energy Services	1,919	1,632	6,822	5,540
Gain on reversal of deferred rent liability	-	-	-	1,041
Gain (loss) on change in fair value of contingent consideration, net	74	11	(789)	517
Total operating income	$10,219	$8,240	$35,682	$27,943

Supplemental Cash Flow Information:
Net cash provided by operating activities	$8,312	$5,638	$25,312	$16,199
Capital expenditures	(381)	(1,578)	(2,536)	(3,975)
Free cash flow	$7,931	$4,060	$22,776	$12,224

(2)	Formerly called the RWD segment.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation – EBITDA (3)

(In thousands)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2012	2011	2012	2011
Net income (4)	$6,137	$5,940	$22,688	$17,860
Interest expense	94	60	269	209
Income tax expense	4,115	2,399	13,114	10,531
Depreciation and amortization	2,051	1,858	7,971	6,187
EBITDA	$12,397	$10,257	$44,042	$34,787

(3)	Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(4)	Net income includes the following infrequently occurring or acquisition-related amounts:

•	Income tax benefits of $1,602,000 in the third quarter of 2012 and $891,000 in the fourth quarter of 2011 on the reductions of uncertain tax position liabilities.
•	Net gain of $74,000 and net loss of $789,000, on the change in fair value of contingent consideration for the fourth quarter and year ended December 31, 2012, respectively, for which no income tax benefit is recognized, compared to net gains of $11,000 and $517,000 for the fourth quarter and year ended December 31, 2011, respectively.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$7,761	$4,151
Accounts and other receivables	83,597	67,134
Costs and estimated earnings in excess of billings on uncompleted contracts	16,979	15,576
Prepaid expenses and other current assets	10,143	8,863
Total current assets	118,480	95,724
Property, plant and equipment, net	5,511	5,562
Goodwill and other intangibles, net	118,693	108,460
Other assets	1,750	1,830
Total assets	$244,434	$211,576

Current liabilities:
Accounts payable and accrued expenses	$47,457	$42,500
Billings in excess of costs and estimated earnings on uncompleted contracts	21,877	17,266
Total current liabilities	69,334	59,766
Other noncurrent liabilities	7,763	8,416
Total liabilities	77,097	68,182
Total stockholders’ equity	167,337	143,394
Total liabilities and stockholders’ equity	$244,434	$211,576

© 2013 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	410-379-3725

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